EXHIBIT 6.39

AMENDMENT AND RESTATEMENT OF PLACEMENT AGENT FEE AGREEMENT
AMENDMENT NO. 3
EFFECTIVE JUNE 30, 2021

TPT Global Tech, Inc. ("TPT") and CIM Securities, LLC, ("Placement Agent"), pursuant to Section 20 of the Placement Agent Fee Agreement (the "Agreement") between TPT and the Placement Agent and dated November 11, 2020 hereby amend certain provisions of the Agreement as herein specified. It supersedes the CIM Engagement Agreement, and any amendments thereto, with regards to the terms of compensation related to the $38,000,000 Reg. A Offering of Series D Preferred Stock of TPT Global Tech, Inc. To the extent there is any conflict between the CIM Engagement Agreement and this Agreement, the terms hereof shall prevail and govern.

1. Term: The engagement of Placement Agent by TPT under Section 1 of the Agreement is extended to December 31, 2022.

2. Expense Allowance: Section 3 of the Agreement is amended to read:

   Expense Allowance. TPT shall pay to CIM, as a non-accountable expense allowance, with payments of commissions, an additional amount equal to two per cent (2%) of the gross proceeds received by TPT from subscriptions solicited by CIM or by a broker dealer engaged by CIM to act as a Sub-Agent. The expenses and services shall be those as described in the Placement Agent Agreement. Such shall be paid from the proceeds of the closing of such subscriptions. Provided, however, the $15,000 payment made by TPT to CIM under the May 21, 2020 Engagement Agreement shall be credited against any additional payment.

3. Warrants. Additional Compensation: Section 4 of the Agreement is removed and shall have no force and effect. Warrants have been rescinded and deleted.

4. Payments to CIM: Section 5 of the Agreement is removed and shall have no force and effect.

5. Continued Effectiveness: Except as modified by this Amendment, the Agreement remains in full force and effect.

6. Effective Date: This Amendment is effective as of January 27, 2022.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment in one or more counterparts and authorize electronic transmission of such counterparts.

TPT GLOBAL TECH, INC.

DocuSigned by:

By: Stephen Thomas

CA13103E44A247C...

Its: CEO

CIM SECURITIES, LLC

By: [signature]

Its: President